November 13, 1997

II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, PA  16056

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of II-VI Incorporated and subsidiaries for the period ended September 30, 1997, as indicated in our report dated October 16, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statements No. 33-19511, No. 33-38019, No. 33-19510, No. 33-63739, and No. 333-12737 on
Form S-8 and Registration Statement No. 333-04531 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania